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                                                                      EXHIBIT 11


               UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                       EXHIBIT TO FORM 10-K ANNUAL REPORT

                      For the Year Ended December 31, 1996

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                        Twelve Months Ended December 31,
                                                   ------------------------------------------
In thousands, except per share data                  1996             1995             1994
                                                   --------          -------          -------

Net income                                         $109,100          $79,200          $19,200

Preferred stock dividends                            19,500           19,500           14,900
                                                   --------          -------          -------

Net income applicable to common stock              $ 89,600          $59,700          $ 4,300
                                                   ========          =======          =======
Average number of common shares and
   common share equivalents outstanding:
   Average number of common shares
     outstanding                                     60,500           57,000           56,600
   Contingent share issuance                            200               --               --
   Add common share equivalents - options
     to purchase common shares - net                     --               --               --
                                                   --------          -------          -------
   Average number of common shares and
     common share equivalents outstanding            60,700           57,000           56,600
                                                   ========          =======          =======

Net income per common share and
   common share equivalent (primary and
   fully diluted)                                  $   1.48          $  1.05          $   .08
                                                   ========          =======          =======




The computation does not assume conversion of the Company's preferred stock into common since the result would be antidilutive. Net income applicable to common stock in 1996, 1995 and 1994 was computed solely on the weighted average number of common shares outstanding during the period, since the inclusion of common share equivalents would be antidilutive.